SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 4, 2000



                            MAXX INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


            Utah                     000-26971                   87-0284871
(State or other jurisdiction   (Commission File Number)       (I.R.S. Employer
     of incorporation)                                       Identification No.)


      c/o Solomon Broadcasting International, Inc.
           130 El Camino Drive, Beverly Hills                    90212
        (Address of principal executive offices)               (Zip Code)


Registrant's Telephone Number:  301-205-6220


                     AREA INVESTMENT AND DEVELOPMENT COMPANY
         (Former name or former address, if changed since last report.)

Item 5. Other Events.

     1. On June 5, 2000, the Board of Directors of Maxx International, Inc. (the "Company") accepted the resignation of Rick Garson as an officer and director of the Company.

     Effective June 5, 2000, the remaining directors elected Joseph Congiusti as a director of the Company. Mr. Congiusti accepted the position. Currently, Mr. Congiusti holds the position of Area Sales Manager for the Technology Solutions Division of DoubleClick, Inc., where he works extensively with Internet Publishers, Merchants, Advertisers and Ad Agencies.

     2. On June 21, 2000, the Company announced that its Board of Directors had declared a two-for-one stock split in the form of a 100% stock dividend. The record date for the stock split was set for June 30, 2000. One additional share of the Company's common stock will be distributed for each currently outstanding share. The distribution date for the dividend will be July 6, 2000.

     3. On June 27, 2000, the Company entered into a Consulting Agreement (the "Agreement") with Doyle Capital Management, Inc., a Nevada corporation ("Doyle Capital Management"), pursuant to which Doyle Capital Management will provide consulting services to the Company with regard to overall management and potential acquisitions. Mr. Walter Doyle is the sole shareholder, officer and director of Doyle Capital Management. As such, Mr. Doyle may have significant influence over the Company's overall management.

     The Consulting Agreement provides for the grant of an option to purchase 250,000 shares of the Company's common stock (the "Option"), at an exercise price of $2.00 per share of common stock. The Option expires upon the termination of the Agreement. The Agreement expires one (1) year from the date of the Agreement.


                                   SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, this 5th day of July, 2000.

                                      MAXX INTERNATIONAL, INC.


                                      By:  /s/   Adley Samson
                                           -------------------------------------
                                           Adley Samson, Chief Financial Officer